Exhibit 10.01
INTUIT
P.O. Box 7850
Mountain View, CA 94039-7850
http://www.intuit..com/careers

March 31, 2004

Laura Fennell
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Dear Laura,
On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment, to join us in the position of Vice President, General Counsel, in Mountain View, California reporting directly to Brad Henske, Senior Vice President and Chief Financial Officer.
We have all been impressed and excited by your talents, energy and experience, and are excited about the prospect of you joining our team.
This offer will remain open until close of business, Friday, April 2, 2004. The terms of our offer are as follows:
START DATE
You and Brad will agree on your first day of employment with Intuit (“Start Date”).
BASE COMPENSATION
For your services, you will be paid an annual base salary of $350,000.00, payable in bi-weekly installments and in accordance with Intuit's standard payroll practices.
ANNUAL PERFORMANCE BONUS ELIGIBILITY
You will be eligible to participate in Intuit's Performance Incentive Plant (“IPI”), a cash incentive compensation program beginning with Intuit's August 1, 2004 to July 31, 2005 fiscal year. The IPI bonus measurement cycle is the same as Intuit's fiscal year. Your target percentage under the IPI for Intuit's 2005 fiscal year ending July 31, 2005 will be 40% of your base salary. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. The actual amount of your award, if any, will be determined in accordance with the terms and conditions outlined in the IPI plan document.

PAYMENT OF LOST STOCK BONUS
You have informed us that your current employer Sun Microsystems, Inc. agreed to pay you a bonus of $135,000.00 for stock options you were unable to exercise due to business conditions. If as a result of you resigning your employment with Sun Microsystems and accepting employment with Intuit, Sun Microsystems does not pay all or any part of this bonus, Intuit will pay you a special one-time bonus amount equal to $135,000.00 less any amount of the stock bonus Sun Microsystems actually pays you. To receive this payment from Intuit, you must provide Brad Henske with documentation that confirms you will not receive all or part of the stock bonus from Sun Microsystems or such other supporting documentation acceptable to Intuit.
If you resign prior to your first anniversary of employment with Intuit, you agree to repay a prorated portion of the payment back to Intuit. To determine the amount to be repaid, Intuit will take the total amount and reduce it by one-twelfth for every complete month of service after your Start Date.
EQUITY
Subject to approval by the Compensation and Organizational Development Committee of Intuit's Board of Directors or its designee, you will be granted a nonqualified stock option to purchase 50,000 shares of Common Stock of Intuit Inc. These options will be granted to you on your Start Date. The exercise price per share will be equal to the closing price of Intuit's Common stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding your Start Date. The options will be subject to the terms of the Intuit Inc. 2002 Equity Incentive Plan. The options will vest over three years, as to 33-1/3% of the option shares twelve months from the date of the grant, and as to an additional 2.778% of the option shares monthly thereafter for the next two years, provided you remain employed on the vesting date. The option will have a maximum term of seven years.
INSURANCE
You will be eligible to participate in Intuit's group health, life and dental insurance plans. Your benefits will be effective on the first day of the month coincident with or following your Start Date.
VACATION
You will accrue three weeks of vacation during your first year of employment.
SICK DAYS
You will be granted 40 hours each calendar year for use in the event of personal illness. Your sick leave will accrue at the rate of 1.54 hours per pay period (bi-weekly).
PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year. Your first salary review is scheduled for August 2005.

BACKGROUND CHECK
This offer, and your employment, is contingent on Intuit's verification of background information, even if you should begin employment before completion of Intuit's background check.
CONFIDENTIALITY
This letter confirms our understanding that you are not subject to any employment agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so. In addition, you will agree to execute and abide by a non-disclosure agreement as a condition of employment.
WORK AUTHORIZATION
Federal law requires Intuit to document an employee's authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.
This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at will in nature and can be terminated at anytime by yourself or Intuit.
This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreement between the parties regarding employment.

Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. The original of this letter is for your records.
If you have any questions, please feel free to contact me at (650) 944-2690.
We look forward to you joining the Intuit team.
Sincerely,
/s/ MICHAEL McNEAL
Michael McNeal
Director of Talent Acquisition

AGREED and ACCEPTED:
/s/ LAURA FENNELL                     05/12/04
Laura Fennell                             Date
Start Date: 04/28/04 (Revised from May 3, 2004)